Exhibit 15.3

June 4, 2020

Securities and Exchange Commission

100 F Street, N.E. Washington, D.C.

20549-7561

Dear Sirs/Madams:

We have read Item 16F of X Financial Form 20-F dated June 4, 2020 and have the following comments:

1.       We agree with the statements made in the paragraph 2, 3, 4 and 5 of Item 16F for which we have a basis on which to comment on, and we agree with, the disclosures.

2.       We have no basis on which to agree or disagree with the statements made in paragraph 1 and 6 of Item 16F.

Yours faithfully,

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP
Shanghai, China